                                                                    EXHIBIT 99.1


                                        Contact:
                                        Casey Eichler, Chief Financial Officer
                                        Visigenic Software, Inc.
                                        415/312-5139
                                        casey@visigenic.com

                                        Bill Cox, Account Executive
                                        The Horn Group, Inc.
                                        415/579-6449
                                        bcox@horngroup.com


          Visigenic Software Acquires Training and Consulting Company
                         Experienced in Java and CORBA

CustomWare Acquisition Bolsters Visigenic's Professional Services Organization;
              Expands Current Training and Consulting Capabilities


SAN MATEO, Calif. - December 4, 1996 - Visigenic Software, Inc. (NASDAQ: VSGN), a leader in distributed object technology for Java and the Web, today announced the acquisition of CustomWare, a training and consulting firm focused on Java and CORBA (Common Object Request Broker Architecture) technologies. This acquisition accelerates Visigenic's expansion of its professional services. Visigenic issued 125,000 shares of common stock to acquire all of the outstanding CustomWare shares. The five person company, based in nearby Mountain View, will join Visigenic's corporate headquarters in San Mateo by the end of this month.

     "With the continuing rapid growth of the ORB marketplace, Visigenic is focused on expanding its professional service capabilities to meet the demands of customers developing distributed, object-based applications," stated Mark Hanson, president of Visigenic Software. "CustomWare's expertise in Java and CORBA-based training and consulting, in terms of well developed training materials and courses, as well as experienced personnel, enables us to immediately increase the volume and quality of our service."

     CustomWare's entire team will become part of Visigenic's professional services organization. Salil Deshpande, president and founder of CustomWare, will report directly to Bob Perreault, vice president of professional services at Visigenic. "CustomWare has conducted hundreds of training classes around the world on object request broker technology," said Deshpande. "We are all very excited to become part of the hottest company in the Java ORB and Web space."

     "As Visigenic continues to expand and win new business, professional services will play a critical role in facilitating the successful deployment of object-based applications," said Perreault. "CustomWare's capabilities and experience are a great addition to our team."

ABOUT VISIGENIC SOFTWARE

     Visigenic is playing a key role in creating the foundation on which mission-critical applications of tomorrow will be written -- the open, distributed, object-based architecture for the new global enterprise. Building on its leadership and expertise in standards-based distributed object and data access technologies, Visigenic is a pioneer in managing distributed business logic and its access to data.

     Visigenic data access products include VisiChannel for ODBC (Open Database Connectivity), VisiODBC Drivers, the VisiODBC Software Development Kit, and the upcoming VisiChannel for JDBC (Java Database Connectivity). Visigenic distributed object products include VisiBroker for Java and VisiBroker for C++, both of which are based on the Common Object Request Broker Architecture (CORBA), and utilize the Internet Inter-ORB protocol (IIOP). Additional information about Visigenic may be obtained via the World Wide Web at www.visigenic.com.

                                      ###

Visigenic is a registered trademark and VisiBroker and VisiODBC are trademarks of Visigenic Software, Inc. ODBC is a trademark of Microsoft Corporation used under license by Visigenic. All other trademarks are property of their respective owners.